Exhibit 5.1

Rubico Inc.

20 Iouliou Kaisara Str,
19002 Paiania, Athens, Greece

December 2, 2025

Re:

Rubico Inc.

Ladies and Gentlemen:

We have acted as counsel to Rubico Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s Registration Statement on Form F-1, as publicly filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on the date hereof (the “Rule 462(b) Registration Statement”), with respect to the Company’s registration of the distribution of up to 15,000,000 of its common shares, par value $0.01 per share (the “Common Shares”), which Common Shares include preferred stock purchase rights (the “Preferred Stock Purchase Rights” and, collectively with the Common Shares, the “Securities”). The Rule 462(b) Registration Statement relates to the sale by B. Riley Principal Capital II, LLC (“BRPC II”) of Common Shares it will acquire from the Company from time-to-time pursuant to a common shares purchase agreement (the “Purchase Agreement”), dated July 18, 2025, between BRPC II and the Company.

The Rule 462(b) Registration Statement incorporates by reference the contents of the Registration Statement on Form F-1 (File No. 333-288796, as amended, the “Registration Statement”), including the prospectus contained therein (as amended or supplemented, the “Prospectus”), which was declared effective by the Commission on September 19, 2025.

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Rule 462(b) Registration Statement, the Registration Statement and the Prospectus;

(ii)	the Shareholders’ Rights Agreement (the “Rights Agreement”) between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent relating to the Preferred Stock Purchase Rights;

(iii)	the Company’s amended and restated articles of incorporation and the amended and restated bylaws;

(iv)	the Purchase Agreement; and

(iv)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company, as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

We have further assumed for the purposes of this opinion, without investigation, that all documents contemplated by the Prospectus to be executed in connection with the distribution of the Securities have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and the terms of the distribution comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

This opinion letter is limited to Marshall Islands and New York law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.	the Securities have been duly authorized, and the Common Shares, when issued, sold and paid for as contemplated in the Prospectus or any supplement thereto and the Purchase Agreement, will be validly issued, fully paid and non-assessable; and

2.	when the Common Shares are issued, sold and paid for as contemplated in the Prospectus or any supplement thereto and the Purchase Agreement, the related Preferred Share Purchase Rights will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

We consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement, the discussion of this opinion in the Rule 462(b) Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Rule 462(b) Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP